EXHIBIT II



                             Universal Heights, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the quarters ended March 31, 2000 and 1999.

                                                   Three Months Ended                       Three Months Ended
                                                     March 31, 2000                           March 31, 1999
                                                     --------------                           --------------
                                          Income                                   Income
                                        Available                                 Available
                                        to Common                 Per-Share       to Common                Per-Share
                                      Stockholders     Shares       Amount      Stockholders    Shares       Amount
                                      ------------     ------       ------      ------------    ------       ------

Net income                              $606,675                                   $519,019
 Less: Preferred stock dividends         (12,488)                                   (12,488)
                                         -------                                    -------
Income available to common
   stockholders                          594,187     14,795,000     $0.04          $506,531    14,673,000    $0.03
                                                                     ====                                     ====


Effect of dilutive securities:

   Stock options and warrants
                                            ---       1,227,000       ---               ---       445,000      ---
   Preferred stock                        12,488        568,000       ---            12,488       568,000      ---
                                         -------       --------     -----          --------    ----------   ------
Income available to common
 stockholders and assumed
 conversion                             $606,675     16,590,000     $0.04          $519,019    15,686,000    $0.03
                                        ========     ==========     =====          ========    ==========    =====


Options and warrants totaling 9,510,000 and 7,014,000 were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2000 and 1999, respectively.









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